EXHIBIT (a)(3)

NEUBERGER BERMAN ETF TRUST
TRUST INSTRUMENT
SCHEDULE A

Neuberger Berman Carbon Transition & Infrastructure ETF
Neuberger Berman Commodity Strategy ETF
Neuberger Berman Disrupters ETF
Neuberger Berman Next Generation Connected Consumer ETF

DATED: June 14, 2022